Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2008, with respect to the financial statements of Renewable Environmental Solutions, LLC included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Changing World Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Melville, NY

August 11, 2008